Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-127366 and in the related Prospectus and No. 333-106730) of Nationwide Health Properties, Inc. and on Form S-8 (No. 333-125908, No. 333-20589, and No. 33-35276) pertaining to the securities to be offered to employees in employee benefit plans of Nationwide Health Properties, Inc. of our report dated March 31, 2006 with respect to the consolidated financial statements of Hearthstone Assisted Living, Inc. included in the Current Report on Form 8-K/A of Nationwide Health Properties, Inc.

/s/ Ernst & Young LLP

Houston, Texas

June 23, 2006